EXHIBIT 12

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/23/26 through the filing date of this Schedule 13D/A.  All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
9/22/2026	Buy	13,033	12.59
9/23/2026	Buy	6,572	12.41
9/24/2026	Buy	28,789	12.47
9/28/2026	Buy	3,543	12.61
9/29/2026	Buy	13,717	12.46
9/30/2026	Buy	1,316	12.57
10/1/2026	Buy	16,948	12.53
10/6/2026	Buy	71,001	12.68
10/8/2026	Buy	4,000	12.45
10/12/2026	Buy	19,860	12.42
10/13/2026	Buy	9,700	12.42
10/14/2026	Buy	13,133	12.33